Exhibit 16

May 13, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Cummins Inc.'s Form 8-K dated May 6, 2003, and have the following comments:

1. We agree with the statements made in the first sentence of paragraph one, paragraph two, the first and second sentence of paragraph three, and paragraph four.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph one, the third sentence of paragraph three, and paragraph five.

Yours truly,

DELOITTE & TOUCHE LLP
Indianapolis, Indiana